Exhibit 99.1

News Release

BOARDWALK ANNOUNCES PRICING OF $300 MILLION OFFERING OF SENIOR NOTES BY ITS GULF SOUTH SUBSIDIARY

HOUSTON—(BUSINESS WIRE)—June 7, 2012—Boardwalk Pipeline Partners, LP (NYSE:BWP) today announced that its indirect wholly-owned subsidiary, Gulf South Pipeline Company, LP, priced a private placement of $300 million aggregate principal amount of 4.00% senior notes due 2022. Gulf South expects the offering to close on June 12, 2012, subject to customary closing conditions. Gulf South intends to use the net proceeds from the offering to repay all of its borrowings outstanding under its revolving credit facility. The remainder of the net proceeds will be advanced or distributed to affiliates of Gulf South to repay additional credit facility borrowings or used for general business purposes, which may include retirement of other long-term debt.

The securities have been offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Boardwalk Pipeline Partners, LP

Boardwalk Pipeline Partners, LP (NYSE: BWP) is a limited partnership engaged, through its subsidiaries, in the transportation, storage and gathering of natural gas. Boardwalk operates approximately 14,300 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 186 Bcf. Boardwalk is a subsidiary of Loews Corporation (NYSE: L), which holds 61% of Boardwalk’s equity, excluding incentive distribution rights.

Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Boardwalk Pipeline Partners, LP and its subsidiaries. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company’s control and the risk factors and other cautionary statements discussed in Boardwalk’s filings with the U.S. Securities and Exchange Commission.

SOURCE: Boardwalk Pipeline Partners, LP

Boardwalk Pipeline Partners, LP

Allison McLean, 866-913-2122

Director of Investor Relations

Or

Jamie Buskill, 713-479-8082

Senior VP, Chief Financial Officer and Treasurer